Exhibit 12.1


            UAL Corporation and Subsidiary Companies

        Computation of Ratio of Earnings to Fixed Charges

            and Preferred Stock Dividend Requirements



                                            Three Months Ended
                                                 March 31
                                            ------------------
                                            1999          1998
                                            ----          ----
                                              (In Millions)
Earnings:

   Earnings before income taxes            $ 123         $  96
   Losses of affiliates                        2             -
   Fixed charges, from below                 293           269
   Undistributed earnings of affiliates      (19)          (20)
   Interest capitalized                      (19)          (26)
                                            ----          ----
       Earnings                            $ 380         $ 319
                                            ====          ====

Fixed charges:

   Interest expense                        $  92         $  80
   Preferred stock dividend requirements      49            40
   Portion of rental expense representative
     of the interest factor                  152           149
                                            ----          ----
   Fixed charges                           $ 293         $ 269
                                            ====          ====

Ratio of earnings to fixed charges          1.30          1.19
                                            ====          ====
